Exhibit 99.1

PASCACK BANCORP, INC.

REVOCABLE PROXY FOR

SPECIAL MEETING OF SHAREHOLDERS

December 16, 2015

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints the Board of Directors of Pascack Bancorp, Inc. (the “Company”), and each of them to vote all of the shares of the Company standing in the undersigned’s name at the Special Meeting of Shareholders of the Company, to be held at The Brickhouse, 179 Godwin Avenue, Wyckoff, New Jersey, on December 16, 2015 at 10:00 a.m., and at any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified below. If no choice is specified, the proxy will be voted “FOR” approval of the Agreement and Plan of Merger.

1.	To approve the Agreement and Plan of Merger, dated as of August 3, 2015, by and between the Company and Lakeland Bancorp, Inc., providing for: (i) the merger of the Company with and into Lakeland Bancorp, Inc.; and (ii) the automatic conversion of all of the outstanding capital stock of the Company into either cash or shares of Lakeland Bancorp, Inc. common stock, pursuant to election and allocation procedures described in the Agreement:

☐	FOR THE AGREEMENT

☐	AGAINST THE AGREEMENT

☐	ABSTAIN

2	In their discretion, such other business as may properly come before the meeting.

Dated:             , 2015.

Signature

Signature

(Please sign exactly as your name appears. When signing as an executor, administrator, guardian, trustee or attorney, please give your title as such. If signer is a corporation, please sign the full corporate name and then an authorized officer should sign his name and print his name and title below his signature. If the shares are held in joint name, all joint owners should sign.)

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.